                                                                    EXHIBIT 5.1

                                                              December 10, 1999


Affymetrix, Inc.,
  3380 Central Expressway,
    Santa Clara, California 95051.

Dear Sirs:

     In connection with the registration under the Securities Act of 1933 (the "Act") of $150,000,000 principal amount of 5% Convertible Subordinated Notes Due 2006 (the "Securities") of Affymetrix, Inc., a Delaware corporation (the "Company"), and the shares of Common Stock, par value $0.01 per share, of the Company initially issuable upon conversion of the Securities (the "Shares"), we, as your special counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion, when the registration statement relating to the Securities and the Shares (the "Registration Statement") has become effective under the Act,

Affymetrix, Inc.                                                            -2-


the Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles, and the Shares, when duly issued upon conversion of the Securities, will be validly issued, fully paid and nonassessable.

     The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

Affymetrix, Inc.                                                            -3-


     Also, we have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, an assumption which we have not independently verified.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Validity of the Securities" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                       Very truly yours,

                                       Sullivan & Cromwell